Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. REPORTS STRONG THIRD QUARTER 2005 RESULTS; INCREASES FISCAL 2005 EARNINGS GUIDANCE TO $2.15 TO $2.20 PER DILUTED SHARE

GLENDALE, Calif., October 27, 2005—IHOP Corp. (NYSE: IHP) today announced results for its third quarter and nine months ended September 30, 2005.

IHOP reported an increase of 56.0% in net income to $12.0 million, or an increase of 63.2% in diluted net income per share to $0.62 in the third quarter 2005.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges of $3.1 million recorded in the third quarter 2004 related to IHOP’s strategic repositioning of Company-operated restaurants.  Excluding this charge, net income for the third quarter 2005 would have increased 25.4% to $12.0 million, or an increase of 31.9% in diluted net income per share to $0.62.  This increase is primarily attributable to a 5.4% reduction in General & Administrative (G&A) expense and a 4.5% reduction in diluted weighted average shares outstanding as a result of the Company’s ongoing share repurchase program.  IHOP’s system-wide same-store sales increase of 4.5% for the third quarter 2005 also contributed to the Company’s strong earnings performance.

For the nine months ended September 30, 2005, the Company reported an increase of 48.1% in net income to $34.0 million, or an increase of 56.9% in diluted net income per share to $1.71.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges of $13.1 million recorded in the first nine months of 2004 related to IHOP’s strategic repositioning of Company-operated restaurants.  Excluding this charge, net income for the first nine months of 2005 would have increased 11.9% to $34.5 million, or an increase of 18.4% in diluted net income per share to $1.74.  This increase is primarily attributable to a 1.1% reduction in G&A expense and a 5.5% reduction in diluted weighted average shares outstanding as a result of the Company’s ongoing share repurchase program.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “Our strong financial performance for the third quarter 2005 reflects IHOP’s ability to effectively leverage our franchise operating model through a combination of same-store sales growth, new restaurant openings and moderate G&A expense.  Additionally aided by share repurchase activities, our earnings performance for the year continues to outperform our plan, and, therefore, we are increasing our diluted EPS guidance to range between $2.15 and $2.20 for 2005.  This underscores our ability to successfully manage our core franchising business while also optimizing the contribution of the “old model” sources of profitability.”

Cash Flows from Operating Activities decreased in the nine months ended September 30, 2005 to $45.4 million compared with $51.8 million in the same period in 2004.  This decrease was primarily due to a non-cash charge of $13.1 million in pre-tax impairment and closure charges taken in the first nine months of 2004 as well as a one-time benefit in prepaid expenses in 2004.  Capital expenditures were reduced from $11.6 million in the nine months ended

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

September 30, 2004 to $3.5 million in the first nine months of this year, primarily reflecting the Company’s business model change.

Performance Highlights

The following are key business highlights for the third quarter 2005 based on IHOP’s three strategic objectives: Energize the Brand, Improve Operations Performance and Maximize Franchise Development.

•                  Energize the Brand:  Supported by IHOP’s Funnel Cake Carnival and French Toast Festival national product promotions, system-wide same-store sales increased by 4.5% for the third quarter 2005, and by 2.1% for the first nine months of 2005.  Both promotions effectively leveraged IHOP’s core brand equities around breakfast, and offered strong consumer appeal that motivated guests to visit IHOP restaurants.  Guest traffic trends returned to positive levels during the third quarter 2005, primarily as the result of this strong promotional appeal as well as pricing moderation exercised at franchise restaurants nationwide.  In efforts to build IHOP’s credibility at all dayparts, guest acceptance of IHOP’s enhanced core menu continues to be strong as guests also respond positively to the growing number of IHOP restaurants implementing the system’s new remodel package.  Since the beginning of 2005, 158 ICON restaurant remodels have been completed or are underway.  There are an additional 95 restaurant remodels pending commencement, many of which are expected to be completed by year end.  The Company also rolled out a gift card program to its more than 1,200 IHOP restaurants nationwide to capture what IHOP believes will be a significant holiday gift giving sales opportunity for the system.

•                  Improve Operations Performance:  The Company evaluates each franchise operator on an “A” through “F” scale based on a range of objective criteria including Mystery Shop reports, operational assessments, participation in training programs, and the maintenance of required management infrastructure.  At the end of the third quarter 2005, 83% of IHOP’s franchisees were rated an “A” or a “B” based on this rating system.  This reflects an improvement from 66% of IHOP’s franchisees rated as “A” or “B” operators in the third quarter 2004.  During the quarter, IHOP also began to prepare for its second core menu update this year, which will include the addition of new items that expand its breakfast menu, as well as the introduction of contemporary flavorful offerings for non-breakfast dayparts.  These menu enhancements will roll out system-wide at the end of November 2005.

•                  Maximize Franchise Development:  During the third quarter 2005, IHOP franchisees and its area licensee opened 13 new IHOP restaurants, compared to 12 restaurants in the same quarter last year.  IHOP also continued to build its pipeline of franchise development commitments with additional Multi-Store and Single-Store Development Agreements secured in the third quarter 2005 for its franchisees to build 46 new IHOP restaurants over the next 11 years.  As of the end of the third quarter 2005, the Company’s franchise pipeline included signed or optioned commitments to develop a total of 377 new IHOP restaurants over the next 11 years.  Currently, IHOP is finalizing legal agreements for additional franchise development that could add up to 51 more IHOP restaurants to its development pipeline, which brings total signed, optioned and pending commitments to as many as 428 restaurants.

2005 Guidance Update

IHOP increased its 2005 earnings guidance and expects diluted net income per share for 2005 to range between $2.15 and $2.20 primarily due to reduced G&A expense and increased share repurchase activities during the year.  The Company’s earning performance outlook also is based on the addition of 62 to 72 new restaurants to the IHOP system this year, and IHOP’s expectation that it will generate positive same-store sales growth in the range of 2% to 4% for fiscal 2005.  Previously, the Company expected net income per diluted share to range between $2.02 and $2.12 for 2005.

G&A expenses are expected to be at the lower end of IHOP’s guidance range of $61 million to $63 million for 2005 as the Company works to moderate G&A growth and improve its operating leverage.

IHOP expects 2005 Cash Flows from Operating Activities to be at the lower end of its guidance range of $55 million to $65 million, while principal receipts from note and equipment contracts receivables are expected to be at the higher end of the $15 million to $20 million range.  IHOP revised its Capital expenditures expectations downward to range between $9 million and $11 million in 2005 primarily due to the timing of expenditures associated with the opening of Company-operated restaurants in Cincinnati in 2006, as well as lower than expected remodel costs at refranchised Company-operated restaurants.  Previously, the Company expected Capital expenditures to range between $11 million and $13 million for 2005.

Investor Call Today

IHOP will host an investor conference call to discuss its third quarter 2005 results today, Thursday, October 27, 2005 at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time).  To participate on the call, please dial 800-261-3417 and reference pass code 43991274.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Conference Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through Thursday, November 3, 2005 by dialing 888-286-8010 and referencing pass code 64247735.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

IHOP, one of America’s favorite family restaurants, has been serving a wide variety of breakfast, lunch and dinner selections for nearly 50 years.  Famous for serving breakfast all day long, IHOP offers more than 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks.  IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of September 30, 2005, the end of IHOP’s third quarter, there were 1,218 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Franchise revenues	$43,292	$39,094	$124,076	$115,432
Rental income	33,239	32,447	99,083	97,244
Company restaurant sales	3,574	7,509	11,366	26,378
Financing revenues	11,197	7,493	25,508	25,517
Total revenues	91,302	86,543	260,033	264,571
Costs and Expenses
Franchise expenses	20,720	18,720	58,371	55,642
Rental expenses	24,633	24,057	73,649	71,182
Company restaurant expenses	3,559	8,031	12,153	28,929
Financing expenses	7,532	3,468	13,676	12,055
General and administrative expenses	14,881	15,734	42,958	43,414
Other expense, net	760	1,177	3,545	3,495
Impairment and closure charges	84	3,071	885	13,130
Total costs and expenses	72,169	74,258	205,237	227,847
Income before income taxes	19,133	12,285	54,796	36,724
Provision for income taxes	7,161	4,612	20,820	13,775
Net income	$11,972	$7,673	$33,976	$22,949
Net Income Per Share
Basic	$0.62	$0.38	$1.73	$1.10
Diluted	$0.62	$0.38	$1.71	$1.09
Weighted Average Shares Outstanding
Basic	19,224	20,153	19,660	20,839
Diluted	19,394	20,318	19,858	21,021
Dividends Declared Per Share	$0.25	$0.25	$0.75	$0.75
Dividends Paid Per Share	$0.25	$0.25	$0.75	$0.75

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Restaurant Data
Effective restaurants (a)
Franchise	1,048	992	1,042	986
Company	7	27	8	33
Area license	151	146	150	145
Total	1,206	1,165	1,200	1,164
System-wide (b)
Sales percentage change (c)	9.6%	8.3%	6.7%	9.7%
Same-store sales percentage change (d)	4.5%	5.3%	2.1%	5.6%
Franchise
Sales percentage change (c)	10.5%	11.6%	7.6%	12.9%
Same-store sales percentage change (d)	4.5%	5.2%	2.1%	5.5%
Company
Sales percentage change (c)	(52.4)%	(62.1)%	(56.9)%	(56.6)%
Area License
Sales percentage change (c)	12.4%	12.7%	11.3%	13.8%

(a)

“Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)

System-wide sales are retail sales of IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company. Franchise restaurant sales were $460.1 million and $1,331.2 million for the third quarter and first nine months of 2005, respectively, and sales at area license restaurants were $47.1 million and $143.7 million for the third quarter and first nine months of 2005, respectively. Sales of restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Restaurant Development Activity
Beginning of period	1,207	1,167	1,186	1,165
New openings
Company-developed	—	—	2	3
Franchisee-developed	12	11	34	18
Area license	1	1	4	4
Total new openings	13	12	40	25
Closings
Company and franchise	(2)	(11)	(8)	(22)
Area license	—	—	—	—
End of period	1,218	1,168	1,218	1,168
Summary-end of period
Franchise	1,062	1,001	1,062	1,001
Company	4	21	4	21
Area license	152	146	152	146
Total	1,218	1,168	1,218	1,168
Restaurant Franchising Activity
Company-developed	—	2	3	6
Franchisee-developed	12	11	34	18
Rehabilitated and refranchised	13	5	18	16
Total restaurants franchised	25	18	55	40
Reacquired by the Company	(6)	(3)	(14)	(6)
Closed	(2)	(4)	(7)	(12)
Net addition	17	11	34	22

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Current assets :
Cash and cash equivalents	$28,084	$44,031
Marketable securities	12,471	14,504
Other current assets	44,451	48,079
Total current assets	85,006	106,614
Property and equipment, net	317,212	326,848
Long-term receivables:
Notes receivable	33,752	39,841
Equipment leases receivable	168,765	172,927
Direct financing leases receivable	121,672	124,410
Other long-term assets	60,227	51,037
Total assets	$786,634	$821,677

Current liabilities:
Accounts payable	$13,700	$17,133
Accrued expenses	20,341	20,551
Other current liabilities	16,135	12,669
Total current liabilities	50,176	50,353
Long-term debt	132,208	133,768
Other long-term liabilities	297,997	297,792
Stockholders’ equity	306,253	339,764
Total liabilities and stockholders’ equity	$786,634	$821,677

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities
Net income	$33,976	$22,949
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	14,960	13,867
Impairment and closure charges	885	13,130
Changes in current assets and liabilities	(1,524)	4,778
Other	(2,864)	(2,885)
Cash flows provided by operating activities	45,433	51,839
Cash flows from investing activities
Additions to property and equipment	(3,476)	(11,601)
Redemption of marketable securities	2,033	16,955
Proceeds from sale of land and building	890	1,472
Principal receipts from long-term receivables	14,387	15,870
Other	(2,176)	(1,084)
Cash flows provided by investing activities	11,658	21,612

Cash flows from financing activities
Dividends paid	(14,862)	(15,748)
Purchase of treasury stock	(56,417)	(57,677)
Other	(1,759)	(250)
Cash flows used in financing activities	(73,038)	(73,675)

Net change in cash and cash equivalents	(15,947)	(224)
Cash and cash equivalents at beginning of period	44,031	27,996
Cash and cash equivalents at end of period	$28,084	$27,772

IHOP CORP. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME EXCLUDING IMPAIRMENT AND CLOSURE

CHARGES AND GAIN ON SALE OF REAL ESTATE

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income, as reported	$11,972	$7,673	$33,976	$22,949
Impairment and closure charges	84	3,071	885	13,130
Gain on sale of real estate	—	—	—	(485)
Income tax benefit	(31)	(1,152)	(336)	(4,742)
Net income excluding impairment and closure charges and gain on sale of real estate	$12,025	$9,592	$34,525	$30,852
Basic net income per share:
Net income, as reported	$0.62	$0.38	$1.73	$1.10
Impairment and closure charges	0.01	0.15	0.05	0.63
Gain on sale of real estate	—	—	—	(0.02)
Income tax benefit	—	(0.05)	(0.02)	(0.23)
Net income excluding impairment and closure charges and gain on sale of real estate	$0.63	$0.48	$1.76	$1.48
Diluted net income per share:
Net income, as reported	$0.62	$0.38	$1.71	$1.09
Impairment and closure charges	—	0.15	0.05	0.62
Gain on sale of real estate	—	—	—	(0.02)
Income tax benefit	—	(0.06)	(0.02)	(0.22)
Net income excluding impairment and closure charges and gain on sale of real estate	$0.62	$0.47	$1.74	$1.47